Where Food Comes From, Inc. 8-K

Exhibit 99.2

2013 Year-End Conference Call Script

Call date: Tuesday, March 4, 2014

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer

Good morning and welcome to the Where Food Comes From 2013 year-end conference call.

During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Specifically, our statements about future revenue, expenses, profitability, cash, growth strategy, market acceptance of the Company’s products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements. There are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. At present it is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John Saunders

Thank you, Jay.

Good morning, everyone, and thanks for joining us today.

2013 was an eventful and successful year for Where Food Comes From.

We continued to execute on our M&A strategy, closing one acquisition and one strategic partnership that combined to add approximately 4,000 new customers for us – a big increase in our customer base in 2013. Our September acquisition of the auditing business of Validus – one of our primary competitors – has been a great success for us by any measure. Validus is the US leader in independent certification of socially responsible production practices covering pork, poultry and dairy. They are ISO 9001: 2008 certified with more than 10 years of on-farm auditing of animal welfare, environmental, security and worker care production practices. They are a third-party verifier for the National Milk Producers Federation’s National Dairy FARM Animal Care program, and an auditor for the United Egg Producers’ 5 Star Food Safety Program. In short, in addition to bringing 3,000 new customers to Where Food Comes From, Validus overnight added a whole new dimension to our business. As a bonus, our two organizations and leadership teams have proven to be an ideal fit culturally and philosophically, which is always a plus during the integration process – which has gone very smoothly.

One more quick point while I’m discussing Validus. Some of you who follow our industry carefully may have read about the USDA’s decision in Q1 of this year to discourage on-farm pork audits as a means of minimizing the spread of the Porcine Epidemic Diarrhea Virus that’s making the rounds today in the industry. This virus thrives in cold weather. As a result, Validus is having to push the majority of its pork audits out of the first half of 2014 and into the second half. This, in turn, will impact Validus’ revenue early in 2014.

Returning to the subject of M&A. In October we closed on a joint marketing agreement with MicroBeef Technologies under which we assumed management of Micro’s process verification program covering audits

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for approximately 1,000 new customers, including ranchers, feed yards and backgrounders. Our agreement also calls for our two companies to collaborate on new solutions for the beef industry.

I want to note that our M&A transactions – including the ICS purchase in 2012 – have been paid for using only cash on hand. At the same time, we’ve continued to generate cash from operations and maintain a strong balance sheet.

Where Food Comes From reported solid year-over-year revenue increases for both the fourth quarter and full year. In Q4 revenue grew by 39% to $1.8 million from $1.3 million in the same quarter last year. That included a 48% increase in verification revenue – to $1.6 million from $1.1 million. For 2013 revenue increased by 5% to $5.5 million from $5.3 million. Again, verification revenue growth led the way with $4.7 million, up 8% from $4.3 million a year ago.

Our growth was attributable to M&A activity along with increasing demand for our Non-Hormone Treated Cattle and Verified Natural Beef programs, and we’re also seeing higher demand for source verifications in domestic markets. All of these activities combined to more than offset the loss of Japanese source and age revenue that began in the fourth quarter of 2012 and continued on throughout 2013. As a result of Japan easing its beef import regulations, we experienced roughly a 65% decline in this segment of our business in 2013. And by the way, we think that by the end of Q1 of 2014 – the current quarter we’re in – we will have incurred the full impact of the Japanese change in market dynamics. The good news is – our ability to overcome this amount of lost revenue underscores the resiliency of our business model, which relies on diversification of our solutions mix and the addition of new customers through a combination of internal solutions development and acquisition of complementary solutions.

The Japan situation and our M&A activities had the effect – temporary, we believe – of depressing our profitability in 2013. Although I have spoken often about our commitment to operating on a profitable basis, we believe M&A gives us the best opportunity to generate consistent profitability over the long term. Consequently, we think trading some short-term profitability for fairly dramatic increases in marketshare is good business. And besides, if we aren’t buying these companies and capturing their customers and revenue streams, we believe someone else will. I’ll also reiterate that we continue to generate positive cash flows.

Now a few comments on our labeling program. Revenue was up slightly for Q4 and the full year but we did not add any new customers for the program this year and contribution to overall revenue remains modest. As previously discussed, the sales cycle is long and laborious and the reality is that many of the retailers we are speaking to – although very intrigued – have not yet embraced the urgency that we think they ultimately will as consumer demand for transparency in the food chain continues to gain momentum. On a positive note, our flagship grocery customer – Heinen’s Fine Foods, now with 19 stores in Ohio and Illinois – continues to expand their labeling initiative and show a deep, long-term commitment to the program. In November Heinen’s announced it expanded Where Food Comes From labeling beyond beef to now include lamb and chicken products.

I mentioned earlier our big increase in customers during 2013. While that is indeed a solid accomplishment for us, we also believe we’re just scratching the surface of our potential to rapidly expand our verification services over the next few years. Right now we see three primary drivers for this growth. One, obviously is consumer pull through. Every day we read more about consumer demand for transparency. Two, a food related event of some kind that causes a sea change in government regulation of food producers. And three, the USDA’s Animal Disease Traceability (ADT) program that, in theory at least, applies to upwards of 800,000 beef producers nationwide. 800,000 is a big number compared to our current customer base of about 10,000. Where Food Comes From now audits in the beef, poultry, lamb, eggs, dairy spaces – to more than 20 standards that include source and age, humane handling, natural, organic, gluten free and others. We have the largest solutions offering in the industry. We have a technology-based platform capable of scaling rapidly to meet a

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surge in demand. In short, we believe we are increasingly setting ourselves apart as the obvious choice for producers who are considering – or may soon be forced to subscribe to – verification services.

I’ll close with a quick comment on our news release of February 28th detailing our acquisition of the Merck Animal Health verification business. This transaction was interesting for a couple reasons. First, of course, is the addition of new customers and revenue streams. But we’re also gratified that a company of Merck’s stature entrusted their customers to us – a testament to the solid reputation for excellent customer service that our IMI Global auditing unit has established in the industry. Also interesting is the fact that we are adding a large number of dairy customers – further strengthening our foothold in that important niche, where a portion of newborn calves are already subject to the USDA’s ADT program.

As always, we at Where Food Comes From appreciate your time and attention on the call today. And also for your support of our efforts to build a sustainable business model capable of building value for its stockholders for many years to come.

Operator, I’ll now open the call to questions….

Summary of Question and Answer session:

•	Expectation for gross margins in the near future: we probably will not return to pre-M&A gross margin levels but eventually we think the economies of scale and diversification that we gain by creating this platform of broader capabilities around our auditing and verifications services should improve our gross margins over time.
•	Timeframe for listing with one of the Exchanges: we would like to list as soon as possible but unknown at this time.
•	We believe the top trends in the industry are:
1.	non-GMO: there is a large disconnect between retailers and consumers who both are concerned. There are dramatic changes and positive movements in the responses of food producers and sustainability. Where those two markets meets remains to be seen but we continue to pursue labeling or verification around the use and feeding of genetically modified product.
2.	Animal Welfare and Gestation Crate: PEDvirus is currently going through the pork industry and the business risk that auditors going through the barns may be transmitting the disease.
3.	Source verification and the local movement of regionally produced products
•	Opportunities for us in the next 12-18 months: the export market and record high beef prices
•	Backing out the effect of Japan upon the core business: we hesitate to provide a specific answer because we estimate that our S&A business dropped approx. 65% but many of our customers have converted to higher levels of verification. Our GAP business continues to grow and expanding to pork and poultry with strong demand from our ranch customers. We have been able to absorb the change in business where 24 months ago when S&A represented over 60% of our total business, and now our revenue numbers stay relatively flat through diversification and expanding, is a major accomplishment. Many of our competitors are no longer in the market and so we are taking leadership position not only on the beef side, but also on the dairy and pork side with Validus. ICS continues to grow their organic business presenting a long-term opportunity as well.
•	In the M&A pipeline: Seafood is an opportunity but we also see opportunity within our existing markets in different regions
•	Status of branding programs in light of the shutdown of the Brawley processing plant: we are working with our customer to develop an alternative solutions for the processing and supply of product to Heinen’s. We are confident that we will be able to accomplish our goal.
•	Seasonality of production, sourcing, supply and demand upon the labeling program: seasonality creates challenges in promoting the WFCF brand especially if the product is “natural.” For example, in the EU during spring, premiums associated with producers who both produce and feed NHTC cattle are extremely high compared to late summer when higher numbers of cattle are coming through that meet qualifications. There is a caveat in that Heinen’s product is a dairy product meaning that it is beef raised from Holstein’s which do not have the same seasonality issues. Because of the shorter production cycles of chicken and pork which is 4-5 months compared to about years for beef, we have moved a lot of resources into marketing and promoting our labeling programs over to Validus.
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•	We have the capacity to add another distributor the size of Heinen’s but we do it in partnership with producers too. Sometimes a retailer can make the decision to move forward but they must have a supplier that is willing to go through the verification process too. It takes working with a retailer and producer simultaneously where everyone sees value in the program and it can be a struggle with meat prices as high as they ever have been.
•	Regarding consolidation in the industry, can we increase our prices on services? We haven’t seen that yet but there is opportunity for bundling which means that we essentially charge more per audit but the producer gets more value too. For example, a dairy may undergo 4-6 different audits throughout a year where we are able to compress the verifications in one single audit that we conduct. We can cut their price of the total costs of the audit in half but increase our internal revenue because of the bundling of the programs.
•	Regarding supermarkets and the logistics issue: we work with both the chain and the suppliers simultaneously and the dynamics within the industry. Working with them is a team environment. The real question is how to get the consumer willing to pay for the extra value while recognizing the brand to be able to pull it through and reward everybody in the process for doing it. Because if we are add costs, complications and different requirements to the program then there must be a nugget at the end of the chain so everyone gets paid for it.
•	How the GMO market is evolving our sales efforts: the use of GMO is significantly changing the way producers run their operations today, for example, the use of no-till technology. If we go with consumer demand as a producer, it is still not clear whether the GMO issue applies to meat (what the animals are eating) because as far as we know today, there is no specific test for GMO’s influence in meat. We are spending about 20% of our time focused on these new issues.

Closing remarks from John Saunders.

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